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                                                                    Exhibit 99.1

Contact:
William A. Hockett
Vice President of Corporate Communications
(801) 584-3600
Email: bhockett@myriad.com
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www.myriad.com
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FOR IMMEDIATE RELEASE
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   MYRIAD GENETICS AND ABBOTT LABORATORIES FORM DRUG DISCOVERY COLLABORATION

        - Alliance to Focus on Discovery of Drugs to Treat Depression -

Salt Lake City, March 12, 2002 - Myriad Genetics, Inc. (NasdaqNM: MYGN), announced today that it has formed a drug discovery collaboration with Abbott Laboratories (NYSE: ABT) to identify novel genes and drug targets for the diagnosis and treatment of depression. The collaboration will merge Myriad's integrated drug target identification and validation technologies with Abbott's drug and diagnostic discovery and development expertise. The agreement provides Abbott with license rights and specifies an upfront payment to Myriad, plus guaranteed research funding and potential milestones totaling approximately $34 million plus royalties.

"We are very pleased to be using our advanced biopharmaceutical technologies in collaboration with Abbott in our effort to discover the next generation of drugs to treat depression," said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. "The integration of drug target discovery with disease pathway discovery and functional validation provides Myriad with the ability to deliver to Abbott novel therapeutic targets with high potential to result in the safe and effective drugs that are needed to treat this important human disease."
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The collaboration will feature Myriad's suite of gene and drug target discovery technologies. These technologies cover the entire scope of novel drug target identification and validation including disease-associated-gene discovery, protein pathway elucidation, pharmacogenomic analysis and biological target validation.

The discovery of disease-causing genes provides an essential starting point for drug discovery, which is greatly expanded through the discovery of protein disease pathways. Using ProNet(R), Myriad's high-throughput protein interaction technology, the Company intends to identify critical protein interactions along the depression pathway. Proteins discovered in the depression pathway offer excellent opportunities as drug targets, while providing insight into the cause and possible treatment of the disease. The collaboration will focus on functional validation of these drug targets using biological analysis with innovative technologies for evaluating the importance of a particular protein in the cause of the disease. The combined use of Myriad's and Abbott's technologies provides a fast and effective means of drug target evaluation. Abbott's extensive experience in drug discovery and development should then enable rapid advancement of any product identified through the collaboration into clinical development.

"This collaboration links the complementary strengths of Myriad's gene and target discovery technologies with Abbott's drug discovery, development and commercialization expertise. Abbott is excited about the potential for this collaboration to accelerate the discovery of breakthrough therapeutic and diagnostic products to treat depression," said Jim Sullivan, Ph.D., divisional Vice President, Neuroscience Discovery. "Abbott has a long-term strategic committment to this area."

Abbott Laboratories is a global, broad-based health care company, devoted to the discovery, development, manufacture and marketing of pharmaceuticals,
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nutritionals, and medical products, including devices and diagnostics. The
Company employs approximately 70,000 people and markets its products in more than 130 countries. Abbott's news releases and other information are available on the Company's Web site at www.abbott.com.
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Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company has established two wholly owned subsidiaries. Myriad Pharmaceuticals, Inc. develops and intends to market therapeutic products, and Myriad Genetic Laboratories, Inc. develops and markets proprietary predictive medicine and personalized medicine products. The Company has established strategic alliances with Bayer, Eli Lilly, Hitachi, Novartis, Oracle, Pharmacia, Roche, Schering AG, Schering-Plough and Syngenta. Myriad's news and other information are available on the Company's Web site at www.myriad.com.
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The discussion in this news release includes forward-looking statements that are subject to certain risks and uncertainties, including statements relating to the Company's intent to identify critical protein interactions along the depression pathway, the research advantages offered by proteins discovered in the depression pathway and the advancement of potential products into clinical development. Such statements are based on management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements, including, but not limited to uncertainties as to the extent of future government regulation of Myriad Genetics' business, uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutics; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices. These and other risks identified in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001. All information in this press release is as of March 12, 2002, and Myriad undertakes no duty to update this information unless required by law.